UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	March 16, 2012
AMERITRANS CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	814-00193	52-2102424
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Jericho Quadrangle Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 355-2449

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed, on February 1, 2012, Ameritrans Capital Corporation (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) notifying the Company of the Nasdaq staff’s determination that the Company had not regained compliance with the minimum stockholders’ equity requirement for continued listing under Nasdaq Marketplace Rule 5550(b), and did not satisfy certain conditions necessary for an extension of the time period in which the Company may demonstrate its compliance with such requirement.  The Company requested a hearing with a Nasdaq Hearings Panel (the “Panel”) to appeal the Nasdaq staff’s determination to delist the Company’s securities based on its non-compliance with the Minimum Stockholder’s Equity Requirement (the “Appeal”).  In accordance with Nasdaq rules, the suspension of trading and delisting of the Company’s securities (which would otherwise have taken effect on February 10, 2012) was stayed pending the disposition of the Appeal.   Such hearing was held on March 15, 2012 and the Appeal remains pending.

Also as previously disclosed, on September 20, 2011,  the Company received a letter (the “Bid Price Notice”) from Nasdaq notifying the Company that, because the closing bid price for the Company’s common stock had been below $1.00 per share for the 30 consecutive business days preceding the Bid Price Notice, the Company  no longer complied with the continued listing requirements under Nasdaq Marketplace Rule 5550(a)(2).  Nasdaq Marketplace Rule 5550(a)(2) requires securities listed on the Nasdaq Capital Market to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Requirement”).  In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company was provided with 180 days, or until March 19, 2012, to regain compliance with the Minimum Bid Requirement.

On March 20, 2012, the Company received formal notification from Nasdaq that the Company had not regained compliance with the Minimum Bid Requirement, which serves as an additional basis for delisting the Company’s securities from the Nasdaq Capital market.  The Panel considering the Appeal will consider the Company’s non-compliance with the Minimum Bid Requirement in its decision regarding the Company’s continued listing on the Nasdaq Capital Market.  The Company intends to present its views with respect to its non-compliance with the Minimum Bid Requirement to the Panel for its consideration as part of the Appeal, but has not determined to take any other action with respect to such deficiency at this time.

Item 8.01	Other Events.

Lawsuit Against the U.S. Small Business Administration

On March 20, 2012, Elk Associates Funding Corporation (“Elk”), a wholly-owned subsidiary of the Company, filed a lawsuit against the U.S. Small Business Administration (the “SBA”) and its Administrator in the United States District Court for the District of Columbia (the “District Court”) (Case No. 1200438 CKK), seeking temporary, preliminary, and permanent injunctive relief; declaratory relief; and damages (the “Litigation”).  The injunctive relief sought by ELK includes: (i) setting aside the SBA’s decision to transfer Elk to the SBA’s Office of Liquidation, (ii) requiring the SBA to provide Elk with a commercially reasonable amount of time to present a plan for curing Elk’s position of capital impairment and (iii) requiring the SBA to accept legitimate commitment letters from qualified investors in the Company as a cure to Elk’s position of capital impairment, so long as those letters guaranty that funds identified in the commitment letters are transferred by the Company to Elk.  Elk’s lawsuit also seeks monetary damages in an amount to be determined at trial.

On the evening of March 20, 2012, the SBA and ElK notified the District Court that the SBA had agreed to suspend liquidation activities and take no action to revoke ElK's license for 15 days from March 21, 2012.  On March 21, 2012, the District Court held a Scheduling Conference in connection with the Litigation.  During the Scheduling Conference, the SBA represented that it would suspend liquidation activities involving ElK and refrain from taking any action to revoke ElK's license until April 25, 2012.  This representation on the record by the SBA made ElK's motion for a temporary restraining order seeking to preserve the status quo pending a decision on ElK's motion for a preliminary injunction moot.  The District Court indicated during the Scheduling Conference that a decision on ElK's motion for a preliminary injunction would be rendered on or before April 25, 2012.  Also on March 21, 2012, the District Court set (i) a briefing schedule on ElK's motion for a preliminary injunction and (ii) a schedule related to the SBA’s production of a complete certified administrative record concerning the events identified by ElK in the lawsuit that are the subject of the Litigation.

The Company continues to explore all options available to cure Elk’s capital impairment and maximize value for its shareholders.

Payoff of Senior Notes

On March 16, 2012, Ameritrans paid the holders of its Promissory Notes issued December 19, 2009 and March 23, 2011, as amended, which were scheduled to mature in May 2012 (the “Senior Notes”), an aggregate of $2,650,000 (the “Senior Notes Payoff Amount”) in  full satisfaction of Ameritrans’ obligations under the Senior Notes.  Upon the noteholders’ receipt of such payment, the Senior Notes and Ameritrans’ obligations thereunder terminated.  The Senior Notes Payoff Amount represents an approximate 19.4% discount from the principal, interest and other amounts payable under the Senior Notes as of date of payment.   A member of Ameritrans’ board of directors and certain affiliated entities held $2,035,000 principal amount of the Senior Notes, and as such received approximately $1,799,000 of the Senior Notes Payoff Amount.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERITRANS CAPITAL CORPORATION

Date: March 22, 2012	By:	/s/ Michael Feinsod
Name: Michael Feinsod Title: Chief Executive Officer and President